Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: January 27, 2011
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES STRONG SECOND QUARTER RESULTS;
INCREASES GUIDANCE FOR FISCAL YEAR 2011

-	Second quarter reported EPS $0.52, adjusted EPS $0.57
-	Organic sales growth of 31 percent
-	December quarter record adjusted operating margin of 11.8 percent
-	Increases adjusted EPS guidance to $2.50 to $2.65 from $2.25 to $2.45
LATROBE, Pa., (January 27, 2011) – Kennametal Inc. (NYSE: KMT) today reported fiscal 2011 second quarter earnings per diluted share (EPS) of $0.52 compared with prior year quarter reported EPS of $0.07. Absent restructuring and divestiture related charges, adjusted EPS for the current quarter were $0.57, compared with the prior year quarter adjusted EPS of $0.14.
Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer said, “We are pleased to deliver another period of strong performance. In the December quarter, we saw ongoing top-line growth and realized strong operating leverage. Our solid financial results demonstrated the permanent nature of our cost reduction initiatives.
The business environment continues to reflect improvement on a worldwide basis, and sales volumes remain strong. We expect to continue to benefit from a steady industrial recovery, with gradual but sustainable growth in the overall macro environment. As we move forward, Kennametal’s global team will continue to execute our strategies. We will maintain our customer-focused enterprise approach and plan to maximize additional margin expansion opportunities.”

Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and the corresponding descriptions are contained in our report on Form 8-K to which this release is attached.
Fiscal 2011 Second Quarter Key Developments
•	Sales were $566 million, compared with $443 million in the same quarter last year. Sales increased as a result of strong organic growth of 31 percent, partially offset by a 2 percent unfavorable impact from foreign currency effects and an unfavorable impact from fewer business days.
•	Pre-tax restructuring and related charges of $5 million, or $0.05 per diluted share, were recorded in the quarter. The company realized pre-tax benefits from restructuring programs of approximately $41 million.
•	Operating income was $62 million compared with operating income of $15 million in the same quarter last year. Absent restructuring and related charges in both periods, operating income was $67 million, compared with operating income of $20 million in the prior year quarter. Adjusted operating margin reached a second quarter record of 11.8 percent. The strong margin performance was driven by higher sales, favorable capacity utilization and mix, and incremental restructuring benefits of $8 million. These benefits were partially offset by the restoration of temporary cost reductions, higher input costs and higher employment costs.
•	The effective tax rate was 21.3 percent compared to 27.6 percent for the September quarter. The sequential decrease in the rate was primarily driven by the favorable impact of the Tax Relief Act of 2010, particularly the RD&E credit extension, and the strength of our pan-European operations.
•	Reported EPS were $0.52 compared with prior year quarter reported EPS of $0.07. Adjusted EPS were $0.57 compared with prior year quarter adjusted EPS of $0.14. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Second Quarter FY 2011		Second Quarter FY 2010

Reported EPS	$0.52	Reported EPS	$0.07
Restructuring and related charges	0.05	Restructuring and related charges	0.07

Adjusted EPS	$0.57	Adjusted EPS	$0.14

•	Cash flow from operating activities was $67 million for the six months ended December 31, 2010, compared with $53 million in the prior year period. Net capital expenditures were $14 million for the six months ended December 31, 2010. The company generated year to date free operating cash flow of $54 million compared with $36 million in the same period last year.
•	Adjusted ROIC was 10.9 percent as of December 31, 2010.

Segment Developments for the Fiscal 2011 Second Quarter
•	Industrial segment sales of $369 million improved by 33 percent from $278 million in the prior year quarter, driven by organic growth of 37 percent, partially offset by unfavorable foreign currency effects of 2 percent and an unfavorable impact due to fewer business days. On an organic basis, sales increased in most served market sectors led by strong growth in general engineering and transportation sales of 49 percent and 36 percent, respectively. On a regional basis, sales increased by approximately 48 percent in Asia, 34 percent in Europe and 31 percent in the Americas.
•	Industrial segment operating income was $42 million compared with $6 million for the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, Industrial operating income was $46 million compared with $9 million in the prior year quarter. The primary drivers of the increase in operating income were higher sales volume, improved capacity utilization, better product mix and incremental restructuring benefits. These benefits were partially offset by the restoration of temporary cost reductions and higher input costs. Industrial adjusted operating margin increased substantially from the prior year quarter to 12.4 percent from 3.1 percent.
•	Infrastructure segment sales of $197 million increased 19 percent from $165 million in the prior year quarter due to organic growth. The organic increase was driven by higher sales in the energy and earthworks markets of 22 percent and 17 percent, respectively. On a regional basis, organic sales increased by approximately 24 percent in Asia, 21 percent in the Americas and 12 percent in Europe.
•	Infrastructure segment operating income was $22 million, compared with $18 million in the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, Infrastructure operating income was $23 million in the current quarter compared with $20 million in the prior year quarter. Operating income improved primarily due to higher sales, increased capacity utilization and incremental restructuring benefits, partially offset by higher input costs and the restoration of temporary cost reductions. Infrastructure adjusted operating margin remained relatively flat at 11.8 percent compared to the prior year quarter.
Fiscal 2011 First Half Key Developments
•	Sales were $1,095 million, compared with $852 million in the same period last year. Sales increased as a result of strong organic growth of 33 percent, partially offset by a 3 percent unfavorable impact from foreign currency effects and an unfavorable impact from fewer business days.
•	Operating income was $119 million compared with operating income of $6 million in the same period last year. Absent restructuring and related charges in both periods, operating income was $129 million, compared with operating income of $19 million in the same period of the prior year. The corresponding adjusted operating margins were 11.7 percent and 2.2 percent for six months ended December 31, 2010 and 2009, respectively.

•	Reported EPS were $0.94 compared with a loss per share of $0.05 in the prior year period. Absent restructuring and divestiture related charges, adjusted EPS for the current year were $1.04, compared with the prior year period adjusted EPS of $0.10.
Outlook
Global economic conditions and worldwide industrial production are expected to continue to improve. As such, Kennametal has increased its fiscal 2011 organic sales growth guidance to a range of 21 percent to 24 percent from its previous estimate of 19 percent to 21 percent. Foreign currency impacts are still expected to be slightly negative for fiscal 2011.
The company has also increased its EPS guidance for fiscal 2011 to the range of $2.50 to $2.65 per share from the previous range of $2.25 to $2.45 per share, excluding charges related to restructuring.
Cash flow from operations is expected to be in the range of $260 million to $280 million for fiscal 2011 as compared to the previous range of $240 million to $260 million. Capital expenditures are expected to be approximately $80 million which is unchanged from the previous guidance. The range of free operating cash flow is increased to $180 million to $200 million from $160 million to $180 million.
Dividend Declared
Kennametal also announced that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable February 23, 2011 to shareowners of record as of the close of business on February 8, 2011.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
Second quarter results for fiscal 2011 will be discussed in a live Internet broadcast at 9:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through February 28, 2011.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2011 and our expectations regarding future growth and financial performance are forward-looking statements. These statements are based on current estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: prolonged economic recession; restructuring and related actions (including associated costs and anticipated benefits); availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; implementation of environmental remediation matters; and successful completion of information systems upgrades, including our enterprise system software. Many of these risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2010, customers bought approximately $1.9 billion of Kennametal products and services – delivered by our approximately 11,000 talented employees doing business in more than 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

(in thousands, except per share amounts)	2010	2009	2010	2009

Sales	$565,768	$442,865	$1,094,926	$852,260
Cost of goods sold	365,743	302,777	706,161	594,371

Gross profit	200,025	140,088	388,765	257,889

Operating expense	132,105	117,902	257,125	234,064
Restructuring charges	3,391	3,348	6,651	11,178
Amortization of intangibles	2,912	3,367	5,860	6,707

Operating income	61,617	15,471	119,129	5,940

Interest expense	5,564	5,954	11,527	12,325
Other (income) expense, net	(253)	(1,866)	1,658	(4,818)

Income (loss) from continuing operations before income taxes	56,306	11,383	105,944	(1,567)

Provision (benefit) for income taxes	12,016	5,090	25,698	(39)

Income (loss) from continuing operations	44,290	6,293	80,246	(1,528)
Loss from discontinued operations	-	(56)	-	(1,423)

Net income (loss)	44,290	6,237	80,246	(2,951)
Less: Net income attributable to noncontrolling interests	821	270	1,856	899

Net income (loss) attributable to Kennametal	$43,469	$5,967	$78,390	$(3,850)

Amounts Attributable to Kennametal Shareowners:
Income (loss) from continuing operations	$43,469	$6,023	$78,390	$(2,427)
Loss from discontinued operations	-	(56)	-	(1,423)

Net income (loss) attributable to Kennametal	$43,469	$5,967	$78,390	$(3,850)

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic earnings (loss) per share:
Continuing operations	$0.53	$0.07	$0.95	$(0.03)
Discontinued operations	-	-	-	(0.02)

	$0.53	$0.07	$0.95	$(0.05)

Diluted earnings (loss) per share:
Continuing operations	$0.52	$0.07	$0.94	$(0.03)
Discontinued operations	-	-	-	(0.02)

	$0.52	$0.07	$0.94	$(0.05)

Dividends per share	$0.12	$0.12	$0.24	$0.24

Basic weighted average shares outstanding	82,186	81,149	82,146	80,461

Diluted weighted average shares outstanding	83,337	81,855	83,012	80,461

 CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	June 30,
(in thousands)	2010	2010

ASSETS
Cash and cash equivalents	$147,157	$118,129
Accounts receivable, net	340,531	326,699
Inventories	425,957	364,268
Other current assets	111,488	106,835

Total current assets	1,025,133	915,931
Property, plant and equipment, net	665,779	664,535
Goodwill and other intangible assets, net	654,707	644,749
Other assets	49,374	42,608

Total assets	$2,394,993	$2,267,823

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$4,236	$22,993
Accounts payable	116,849	125,360
Other current liabilities	248,834	244,652

Total current liabilities	369,919	393,005
Long-term debt and capital leases	312,143	314,675
Other liabilities	236,504	226,700

Total liabilities	918,566	934,380

KENNAMETAL SHAREOWNERS’ EQUITY	1,455,468	1,315,500
NONCONTROLLING INTERESTS	20,959	17,943

Total liabilities and equity	$2,394,993	$2,267,823

SEGMENT DATA (UNAUDITED)	Three Months Ended		Six Months Ended
	December 31,		December 31,

(in thousands)	2010	2009	2010	2009

Outside Sales(1):
Industrial	$369,139	$277,784	$699,797	$526,137
Infrastructure	196,629	165,081	395,129	326,123

Total outside sales	$565,768	$442,865	$1,094,926	$852,260

Sales By Geographic Region:
United States	$232,164	$186,470	$474,600	$373,057
International	333,604	256,395	620,326	479,203

Total sales by geographic region	$565,768	$442,865	$1,094,926	$852,260

Operating Income (Loss)(1):
Industrial	$42,157	$5,903	$78,265	$(11,948)
Infrastructure	21,566	18,250	48,069	29,898
Corporate (2)	(2,106)	(8,682)	(7,205)	(12,010)

Total operating income	$61,617	$15,471	$119,129	$5,940

(1)	Amounts for the three and six months ended December 31, 2009 have been restated to reflect the change in reportable operating segments

(2)	Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, Industrial operating income and margin, Infrastructure operating income and margin, net income and diluted earnings per share, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
 THREE MONTHS ENDED DECEMBER 31, 2010 (UNAUDITED)

(in thousands, except per	Gross	Operating	Operating	Net
share amounts)	Profit	Expense	Income	Income(3)	Diluted EPS

2011 Reported Results	$200,025	$132,105	$61,617	$43,469	$0.52
2011 Reported Operating Margin			10.9%
Restructuring and related charges	993	(758)	5,142	4,366	0.05

2011 Adjusted Results	$201,018	$131,347	$66,759	$47,835	$0.57

2011 Adjusted Operating Margin			11.8%

				Industrial	Infrastructure
				Operating	Operating
(in thousands, except percents)				Income	Income

2011 Reported Results				$42,157	$21,566
2011 Reported Operating Margin				11.4%	11.0%
Restructuring and related charges				3,562	1,580

2011 Adjusted Results				$45,719	$23,146

2011 Adjusted Operating Margin				12.4%	11.8%

(3)	Represents amounts attributable to Kennametal shareowners

 THREE MONTHS ENDED DECEMBER 31, 2009 (UNAUDITED)

	Gross	Operating	Operating	Net
(in thousands, except per share amounts)	Profit	Expense	Income	Income(3)	Diluted EPS

2010 Reported Results	$140,088	$117,902	$15,471	$5,967	$0.07
2010 Reported Operating Margin			3.5%
Restructuring and related charges	562	(201)	4,111	5,143	0.07
Divestiture related charges	-	-	-	56	-

2010 Adjusted Results	$140,650	$117,701	$19,582	$11,166	$0.14

2010 Adjusted Operating Margin			4.4%

				Industrial	Infrastructure
				Operating	Operating
(in thousands, except percents)				Income	Income

2010 Reported Results				$5,903	$18,250
2010 Reported Operating Margin				2.1%	11.1%
Restructuring and related charges				2,666	1,445

2010 Adjusted Results				$8,569	$19,695

2010 Adjusted Operating Margin				3.1%	11.9%

 SIX MONTHS ENDED DECEMBER 31, 2010 (UNAUDITED)

(in thousands, except per	Gross	Operating	Operating	Net
share amounts)	Profit	Expense	Income	Income(3)	Diluted EPS

2011 Reported Results	$388,765	$257,125	$119,129	$78,390	$0.94
2011 Reported Operating Margin			10.9%
Restructuring and related charges	1,964	(780)	9,395	8,117	0.10

2011 Adjusted Results	$390,729	$256,345	$128,524	$86,507	1.04

2011 Adjusted Operating Margin			11.7%

 SIX MONTHS ENDED DECEMBER 31, 2009 (UNAUDITED)

(in thousands, except per	Gross	Operating	Operating	Net (Loss)
share amounts)	Profit	Expense	Income	Income(3)	Diluted EPS

2010 Reported Results	$257,889	$234,064	$5,940	$(3,850)	$(0.05)
2010 Reported Operating Margin			0.7%
Restructuring and related charges	1,018	(464)	12,660	10,403	0.12
Divestiture related charges	-	-	-	1,340	0.03

2010 Adjusted Results	$258,907	$233,600	$18,600	$7,893	$0.10

2010 Adjusted Operating Margin			2.2%

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended
	December 31,
(in thousands)	2010	2009

Net cash flow provided by operating activities	$67,401	$53,431
Purchases of property, plant and equipment	(21,150)	(19,266)
Proceeds from disposals of property, plant and equipment	7,451	1,659

Free operating cash flow	$53,702	$35,824

 RETURN ON INVESTED CAPITAL (UNAUDITED)
 December 31, 2010 (in thousands, except percents)

Invested Capital	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009	Average

Debt	$316,379	$318,819	$337,668	$336,175	$338,781	$329,564
Total equity	1,476,427	1,437,616	1,333,443	1,374,321	1,400,245	1,404,410

Total	$1,792,806	$1,756,435	$1,671,111	$1,710,496	$1,739,026	$1,733,974

	Three Months Ended
Interest Expense		12/31/2010	9/30/2010	6/30/2010	3/31/2010	Total

Interest expense		$5,564	$5,963	$6,347	$6,531	$24,405

Income tax benefit						6,174

Total interest expense, net of tax						$18,231

Total Income		12/31/2010	9/30/2010	6/30/2010	3/31/2010	Total

Net income attributable to Kennametal, as reported		$43,469	$34,921	$40,584	$9,685	$128,659
Restructuring and related charges		4,366	3,751	9,681	22,329	40,127
Noncontrolling interest expense		821	1,035	366	518	2,740

Total income, adjusted		$48,656	$39,707	$50,631	$32,532	$171,526

Total interest expense, net of tax						18,231

						$189,757
Average invested capital						$1,733,974

Adjusted Return on Invested Capital						10.9%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$128,659
Total interest expense, net of tax						18,231

						$146,890
Average invested capital						$1,733,974

Return on Invested Capital						8.5%